Exhibit 99.1

PacBio to Report Third Quarter Earnings on November 7 and Host Inaugural Investor Day on November 15.

Withdraws Guidance with New Product Announcement

MENLO PARK, Calif., October 25, 2022 – PacBio (NASDAQ: PACB) announced today that it will hold its quarterly conference call to discuss its third quarter 2022 financial results on Monday, November 7, 2022, at 5:00 pm Eastern Time.

PacBio will also host its Inaugural Investor Day on Tuesday, November 15, 2022, at 8:00 am Eastern Time. The event will feature presentations by members of PacBio's executive team and include Q&A sessions.

Both events will be webcast live and may be accessed at PacBio’s website at: https://investor.pacificbiosciences.com/.

Third Quarter Earnings Details

Date: Monday, November 7, 2022 at 5:00pm ET (2:00pm PT)

Listen live via internet or replay: https://investor.pacificbiosciences.com/

Toll-free: 866-652-5200

International: 412-317-6060

If using the dial-in option, please dial into the call five to ten minutes prior to start time using the appropriate number above and ask to join the “PacBio Q3 Earnings Call.”

PacBio 2022 Investor Day Details

Date: Tuesday, November 15, 2022 at 8:00am ET (5:00am PT)

Location: The St. Regis Hotel, Two E 55th St, New York, NY 10022

Listen via internet or replay: https://investor.pacificbiosciences.com/

2022 Financial Guidance

In light of forthcoming product announcements, we are withdrawing all prior financial guidance. We plan to provide additional information during our third quarter earnings call on November 7.

About PacBio

Pacific Biosciences of California, Inc. is a premier life science technology company that is designing, developing and manufacturing advanced sequencing solutions to help scientists and clinical researchers resolve genetically complex problems. Our products and technology under development stem from two highly differentiated core technologies focused on accuracy, quality and completeness which include our existing HiFi long read sequencing and our emerging SBB® short read sequencing technologies. Our products address solutions across a broad set of research applications including human germline sequencing, plant and animal sciences, infectious disease and microbiology, oncology, and other emerging applications. For more information please visit www.pacb.com and follow @PacBio.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to forthcoming product announcements and plans to provide additional information during our third quarter earnings call. You should not place undue reliance on forward-looking statements because they are subject to assumptions, risks, and uncertainties that could cause actual outcomes and results to differ materially from currently anticipated results. Factors that could materially affect actual results can be found in PacBio's most recent filings with the Securities and Exchange Commission, including PacBio's most recent reports on Forms 8-K, 10-K, and 10-Q, and include those listed under the caption “Risk Factors.” These forward-looking statements are based on current expectations and speak only as of the date hereof; except as required by law, PacBio disclaims any obligation to revise or update these forward-looking statements to reflect events or circumstances in the future, even if new information becomes available.

Contacts

Investors:

Todd Friedman

650.521.8450

ir@pacb.com

Media:
Lizelda Lopez
pr@pacb.com